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               [Housley Kantarian & Bronstein, P.C. Letterhead]


                                October 1, 1998



Board of Directors
Northfield Bancorp, Inc.
1844 E. Joppa Road
Baltimore, Maryland 21234

     Re:  Northfield Federal Savings
          401(k) Employees Savings & Investment Plan
          Registration Statement on Form S-8
          ----------------------------------

Gentlemen:

     We have acted as special counsel to Northfield Bancorp, Inc., a Maryland corporation (the "Company"), in connection with the preparation of the Registration Statement on Form S-8 filed with the Securities and Exchange Commission (the "Registration Statement") under the Securities Act of 1933, as amended, relating to participation interests in the Northfield Federal Savings 401(k) Employees Savings & Investment Plan (the "Plan") and the sale to Plan participants of 50,000 shares of common stock, $.01 per share (the "Common Stock") of the Company, all as more fully described in the Registration Statement. You have requested the opinion of this firm with respect to certain legal aspects of the proposed offering.

     We have examined such documents, records and matters of law as we have deemed necessary for purposes of this opinion and based thereon, we are of the opinion that the Common Stock when issued pursuant to and in accordance with the terms of the Plan will be legally issued, fully paid and nonassessable.

     We hereby consent to the filing of this opinion as an exhibit to the Registration Statement on Form S-8 and to references to our firm included under the caption "Legal Opinion" in the Prospectus which is part of the Registration Statement.

                                    Very truly yours,

                                    Housley Kantarian & Bronstein, P.C.


                                    By: /s/ J. Mark Poerio, Esquire
                                        -------------------------------------
                                           J. Mark Poerio, Esquire